FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3

Fidelity Charles Street Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)	Underwriting Members:(7)
2	FID ASSET MANAGER FUND	12-Nov-03	18-Nov-03	Tessera Technologies	7,500,000	$ 97,500,000	$13.00	3,500	$ 45,500	LEHMAN BROS INC	Merrill Lynch Pierce Fenner & Smith Inc	Needham & Co.Inc.	WIT Soundview	Fidelity Capital Markets	Oppenheimer Funds Distributor	Chatsworth Securities LLC	DA Davidson & Co. Inc.
3	ASSET MANAGER GROWTH	12-Nov-03	18-Nov-03	Tessera Technologies	7,500,000	$ 97,500,000	$13.00	1,600	$ 20,800	LEHMAN BROS INC	Merrill Lynch Pierce Fenner & Smith Inc	Needham & Co.Inc.	WIT Soundview	Fidelity Capital Markets	Oppenheimer Funds Distributor	Chatsworth Securities LLC	DA Davidson & Co. Inc.